Exhibit 99.1

Venaxis Board Appoints Senior Diagnostics Executive to Board of Directors

CASTLE ROCK, Colo., December 20, 2012 — Venaxis, Inc. (Nasdaq: APPY), an in vitro diagnostic company, today announced the appointment of Susan A. Evans, Ph.D., FACB, Vice President, Scientific Affairs for Beckman Coulter, to the Company’s Board of Directors effective January 1, 2013.  Dr. Evans, a 30-year veteran of the in vitro diagnostics industry, has developed numerous successful diagnostic tests over the course of her career.  In addition, she is highly respected within the industry, as evidenced by her past selection as President of the American Association of Clinical Chemistry (AACC), one of the industry’s lead professional organizations.  Dr. Evan’s experience will greatly benefit Venaxis as the company completes the development and regulatory clearance for and executes the launch of APPY1, and enhances its product portfolio.

Steve Lundy, President and CEO of Venaxis, stated, “We are excited to welcome Dr. Evans to our Board.  We expect 2013 to be a transformational year for Venaxis and Dr. Evans’ experience developing and launching in vitro diagnostic products will be very beneficial as we develop the market for APPY1 and look to develop next generation assays.”

Dr. Evans stated, “I believe APPY1 potentially fulfills a significant diagnostic need for emergency room physicians who are concerned about the safety risks and cost associated with current imaging techniques.  I am happy to join the Venaxis Board of Directors and look forward to supporting the commercialization of this important diagnostic test and further developing the Venaxis product line.”

Susan A. Evans, Ph.D., FACB brings 30 years of experience in diagnostics and laboratory medicine.  She serves currently as Vice President, Scientific Affairs for the Beckman Coulter division of Danaher Inc.  Dr. Evans has been with Beckman Coulter since 2006, where she held past roles as Vice President, Corporate Strategic Planning and Vice President/General Manager of Beckman Coulter Genomics, known formerly as Agencourt Bioscience.  Prior to her career at Beckman Coulter, Dr. Evans held senior product development and R&D positions at Caliper Life Sciences and LifeScan, respectively.  Dr. Evans began her career in diagnostics at Dade Behring, Inc., where she served in various R&D capacities from 1981 – 2000, eventually assuming a leadership role as Senior Vice President of R&D.  Dr. Evans is also a Past President, Secretary, and member of Board of Directors for the American Association of Clinical Chemistry (AACC), for which she received an award in 2008 for outstanding contributions through service to the profession.  She currently Chairs the Van Slyke Foundation Board of Trustees as well as the Awards Committee for AACC.  Dr. Evans earned a Ph.D. in chemistry from the University of Detroit.

About Venaxis, Inc.
Venaxis, Inc. (formerly known as AspenBio Pharma, Inc.) is an in vitro diagnostic company focused on the clinical development and commercialization of its blood-based appendicitis test, APPY1.  The unique appendicitis test has projected high sensitivity and negative predictive value and is designed to aid in the identification of patients at low risk for acute appendicitis, allowing for more conservative patient management.  APPY1 is being developed initially for pediatric, adolescent and young adult patients with abdominal pain, as this population is at the highest risk for appendicitis and has the highest risk of long-term health effects associated with CT imaging.  For more information, visit www.venaxis.com.

Forward-Looking Statements

This press release includes "forward-looking statements" of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission ("SEC"). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors, including our ability to successfully complete required product development and modifications in a timely and cost effective manner, complete clinical trial activities for APPY1 required for FDA submission, obtain FDA clearance or approval, complete and obtain CE Mark, cost effectively manufacture and generate revenues from APPY1, execute agreements required to successfully advance the company's objectives, retain the management team to advance the products, overcome adverse changes in market conditions and the regulatory environment, obtain and enforce intellectual property rights, and realize value of intangible assets. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the risk factors contained in Venaxis’ recent filings with the SEC, including its Form 10-Q for the period ended September 30, 2012, filed on November 7, 2012.

For Investors & Media:
Joshua Drumm, PhD / Jason Rando
Tiberend Strategic Advisors, Inc.
(212) 827-0020
jdrumm@tiberend.com
jrando@tiberend.com